Exhibit 10.4

EMPLOYEE TRANSITION AGREEMENT

THIS EMPLOYEE TRANSITION AGREEMENT (“Agreement”) is entered into effective as of the 25th day of April 2018 (the “Effective Date”), by and between Maneesh Arora (“Employee”) and Exact Sciences Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company employs Employee as its Senior Vice President and Chief Operating Officer under the terms and conditions set forth in the Employment Agreement between the parties dated March 18, 2009 (the “Employment Agreement”).

WHEREAS, the Company and Employee mutually desire, effective as of the Effective Date, to transition Employee to a non-executive employee role with the Company through December 31, 2018 (the “Termination Date”), under the terms of this Agreement.

WHEREAS, the Employment Agreement shall be terminated as of the Effective Date and this Agreement shall replace the Employment Agreement in its entirety as of the Effective Date.

NOW,  THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.Transition. As of the Effective Date, Employee shall cease to serve as (a) Senior Vice President and Chief Operating Officer of the Company, (b) a member of the Board of Directors of the Company and (c) an officer or director of the Company or any of its Affiliates in any capacity. From the Effective Date through the Termination Date, Employee shall continue to serve as a non-executive employee of the Company. The period from the Effective Date through the Termination Date shall be the “Transition Term” (provided that the Transition Term may be terminated earlier than the Termination Date as provided in Section 6 below). During the Transition Term, Employee shall serve in an advisory capacity to the Company’s Chief Executive Officer (the “CEO”), assist with the orderly transition of his prior duties to others, and perform such other duties as may be requested by the CEO from time to time, all subject to the terms and provisions of this Agreement subject to the authority and direction of the CEO. Employee agrees (i) to devote his full-time professional efforts, attention and energies to the business of the Company, and (ii) to faithfully and to the best of his ability perform his duties hereunder. Employee may serve as a director or committee member of other corporations, charitable organizations and trade associations (provided that the Company is notified in advance of all such positions) and may otherwise engage in charitable and community activities, deliver lectures and fulfill speaking engagements, and manage personal investments, but only if such services and activities do not interfere with the performance of his duties and responsibilities under this Agreement.

2.Release. The Company’s obligations to Employee under this Agreement are contingent on Employee’s delivery to the Company and non-revocation of a signed waiver and release in a form substantially consistent with Schedule A hereto—both on or within 21 days after the Effective Date and then again on the Termination Date. Moreover, Employee’s rights

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to receive ongoing payments and benefits under this Agreement are conditioned on Employee’s ongoing compliance with his obligations as described in Section 8 hereof. Any cessation by the Company of any such payments and benefits shall be in addition to, and not in lieu of, any and all other remedies available to the Company for Employee’s breach of his obligations described in Section 8 hereof.

3.Compensation. During the Transition Term, Employee shall receive the following compensation, as long as Employee remains in service with the Company (or upon a separation from service as set forth in Section 6.3 or Section 7.1 hereof) and does not breach any terms of this Agreement.

3.1Base Salary. Employee’s annual base salary rate during the Transition Term shall be $500,000, payable in accordance with the normal payroll practices of the Company (“Base Salary”).

3.2Annual Bonus Compensation. Employee shall be eligible to receive a cash bonus as determined by the Company’s Compensation Committee for 2018. Employee’s target 2018 bonus percentage shall be sixty percent (60%) of the Base Salary. Any such bonus shall be based upon the achievement of goals determined by the Compensation Committee after consultation with the CEO, shall be paid no later than March 15, 2019, and Employee shall not be eligible to receive an annual bonus for 2018 unless he remains employed with the Company through December 31, 2018 (or upon a separation from service as set forth in Section 6.3 or Section 7.1 hereof).

3.3Long Term Incentive Plan. During the Transition Term, Employee shall continue to participate in the Long Term Incentive Plan (“LTIP”) implemented by the Company in accordance with the Employment Agreement. Employee’s benefits under the LTIP shall be determined pursuant to the terms of the LTIP, and such benefits may not be terminated or diminished without the written consent of the Employee. Without limiting the foregoing, the LTIP shall provide for a cash payout to Employee upon the consummation of a Change of Control that is publicly announced after the Effective Date and on or before December 31, 2019, as follows: (a) One-half percent (0.5%) of the equity value of any Change of Control transaction having an equity value between One Hundred Million Dollars ($100,000,000) and Five Hundred Million Dollars ($500,000,000); (b) for Change of Control transactions having an equity value between Five Hundred Million Dollars ($500,000,000) and One Billion Dollars ($1,000,000,000), the cash payout to Employee would be equal to the amount calculated in (a) above plus one-quarter percent (0.25%) for each incremental Fifty Million Dollars ($50,000,000) in equity value over Five Hundred Million Dollars ($500,000,000); (c) for Change of Control transactions having an equity value between One Billion Dollars ($1,000,000,000) and Two Billion Dollars ($2,000,000,000), the cash payout to Employee would be equal to the amounts calculated in (a) and (b) above plus one-eighth percent (0.125%) for each incremental Fifty Million Dollars ($50,000,000) in equity value over One Billion Dollars ($1,000,000,000); and (d) for Change of Control transactions having an equity value greater than Two Billion Dollars

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($2,000,000,000), there would be no further increase in the cash payout to Employee beyond that calculated under subsections (a), (b) and (c). For example, in connection with a Change of Control transaction having an equity value of (i) $600,000,000, Employee would receive a cash payout of $2,750,000 ($2,500,000 + $125,000 + $125,000) and (ii) $1,100,000,000, Employee would receive a cash payout of $3,875,000 ($3,750,000 + $62,500 + $62,500).

3.4Equity Incentives and Other Long Term Compensation.

(a)Employee’s transition of employment hereunder shall not constitute a separation from service or termination of employment for purposes of Employee’s Equity Awards. Such Equity Awards shall continue to remain subject to their terms and conditions existing upon the Effective Date during the Transition Term. If Employee continues to remain in service under this Agreement through the Termination Date (or upon a separation from service as set forth in Section 6.3 or Section 7.1 hereof), the Termination Date shall be considered Employee’s separation from service for purposes of the Equity Awards, and the terms of this Agreement shall control the treatment of the Equity Awards upon such separation from service and shall supersede any contradictory terms or conditions of the Equity Awards existing upon the Effective Date; provided that, upon the Termination Date, the time vesting and exercisability of one hundred percent (100%) of Employee’s Equity Awards shall accelerate by a period of twelve (12) months; and Employee shall be entitled to exercise such Equity Awards (if exercisable) until the earlier of two (2) years from the Termination Date or the latest date on which those Equity Awards expire or are eligible to be exercised under the applicable award agreements. For the avoidance of doubt, so long as Employee continues to remain in service under this Agreement through the Termination Date (or upon a separation from service as set forth in Section 6.3 or Section 7.1 hereof), Employee shall have met all service-based vesting conditions under Employee’s Performance Share Units granted by the Company on February 26, 2016 (the “PSUs”) under its 2010 Omnibus Long-Term Incentive Plan, and such PSUs shall become vested (or forfeitable) depending on the extent to which the applicable performance-based vesting conditions under the PSUs are achieved; and Employee acknowledges that Employee does not have any outstanding Performance Awards other than the PSUs.

(b)If Employee does not remain in service under this Agreement through the Termination Date for a reason not set forth in Section 6.3 or Section 7.1 hereof, the Equity Awards shall be treated according to their terms and conditions existing immediately prior to the Effective Date, provided that Employee’s transition of employment hereunder shall not constitute “good reason” for purposes of any Equity Award.

(c)“Equity Awards” means Employee’s stock options, stock appreciation rights, restricted stock units (including performance stock units) and

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restricted shares (including performance shares), in each case that are issued and outstanding under a Company equity compensation plan as of the Effective Date; and, for the avoidance of doubt, Equity Awards shall not include any rights or benefits under the Company’s 2010 Employee Stock Purchase Plan, as amended, or any successor plan thereto.

(d)“Performance Award” means an Equity Award that vests or becomes earned subject to the attainment of performance goals.

4.Benefits. During the Transition Term:

4.1Benefits. Employee will be entitled to participate in the sick leave, insurance (including medical, life and long-term disability), profit-sharing, retirement, and other benefit programs that are generally provided to employees of the Company, all in accordance with the rules and policies of the Company as to such matters and the plans established therefore.

4.2Paid Time Off and Personal Time. The Company will provide Employee with four (4) weeks of paid time off (“PTO”) each calendar year Employee is employed by the Company, in accordance with Company policy. The foregoing PTO days shall be in addition to standard paid holiday days for employees of the Company.

4.3Indemnification. To the fullest extent permitted by applicable law and as provided for in the Company’s articles of incorporation and bylaws the Company will, during and after the Transition Term, indemnify Employee (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with the defense of any lawsuit or other claim or investigation to which Employee is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates as deemed under the Securities Exchange Act of 1934 (“Affiliates”) or a fiduciary of any of their benefit plans.

4.4Liability Insurance. Both during and after the Transition Term, the Company shall cause Employee to be covered under a directors and officers’ liability insurance policy for his acts (or non-acts) as an officer of the Company or any of its Affiliates. Such policy shall be maintained by the Company, at its expense in an amount and on terms (including the time period of coverage after the Effective Date) at least as favorable to the Employee as policies covering the Company’s other members of its Board of Directors.

5.Business Expenses. Upon submission of a satisfactory accounting by Employee, consistent with the policies of the Company, the Company will reimburse Employee for any reasonable and necessary out-of-pocket expenses incurred by Employee in the furtherance of the business of the Company.

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6.Termination.

6.1By Employee.

(a)Without Good Reason. Employee may terminate his employment pursuant to this Agreement at any time without Good Reason,  as defined below, with at least thirty (30) business days’ written notice (the “Employee Notice Period”) to the Company. Upon termination by Employee under this section, the Company may, in its sole discretion and at any time during the Employee Notice Period, suspend Employee’s duties for the remainder of the Employee Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Employee Notice Period.

(b)With Good Reason. Subject to Section 7.1, Employee may terminate his employment pursuant to this Agreement with Good Reason,  as defined below, at any time within ninety (90) days after the occurrence of an event constituting Good Reason.

(c)“Good Reason” shall mean any of the following:

(i)Employee’s Base Salary is reduced (x) in a manner that is not applied proportionately to other senior executive officers of the Company or (y) by more than thirty percent (30%) of Employee’s then current Base Salary;

(ii)the occurrence of a material breach by the Company of any of its obligations to Employee under this Agreement; or

(iii)the Company materially violates or continues to materially violate any law or regulation contrary to the written advice of Employee and the Company’s outside counsel to the Board of Directors;

and, in each case, the Company fails to rectify such violation within thirty (30) days of the written advice that such violations are taking place.

6.2By the Company.

(a)With Cause. The Company may terminate Employee’s employment pursuant to this Agreement for Cause, as defined below, immediately upon written notice to Employee.

(b)“Cause” shall mean any of the following:

(i)any willful failure or refusal to perform the Employee’s duties which continues for more than ten (10) days after written notice from the Company, specifically identifying the manner in which the

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Company believed the Employee had failed or refused to perform his duties;

(ii)the commission of any fraud or embezzlement by the Employee in connection with the Employee’s duties or committed in the course of Employee’s employment;

(iii)any gross negligence or willful misconduct of the Employee with regard to the Company or any of its subsidiaries resulting in a material economic loss to the Company;

(iv)a conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude,

(v)the Employee is convicted of a misdemeanor the circumstances of which involve fraud, dishonesty or moral turpitude and which is substantially related to the circumstances of Employee’s job with the Company;

(vi)any willful and material violation by the Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries resulting in a material economic loss; or

(vii)any material breach by the Employee of this Agreement or any of the agreements referenced in Section 8 of this Agreement.

(c)Without Cause. Subject to Section 7.1, the Company may terminate Employee’s employment pursuant to this Agreement without Cause upon at least thirty days’ written notice (“Company Notice Period”) to Employee. Upon any termination by the Company under this Section 6.2(c), the Company may, in its sole discretion and at any time during the Company Notice Period, suspend Employee’s duties for the remainder of the Company Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Company Notice Period.

6.3Death or Disability. In the event of the death or disability of Employee during the Transition Term, (i) Employee’s employment and this Agreement shall immediately and automatically terminate, (ii) the Company shall pay Employee (or in the case of death, employee’s designated beneficiary) continued Base Salary through the end of the Transition Term, (iii) Employee shall deemed to have continued in employment through December 31, 2018 for purposes of his annual bonus for 2018 under Section 3.2 above, and (iv) one hundred percent (100%) of Employee’s Equity Awards shall become fully vested and exercisable; and Employee shall be entitled to exercise such Equity Awards (if exercisable) until the earlier of two (2) years from the Termination Date or the latest date on which those Equity Awards expire or are eligible to be exercised under the applicable award agreements. Performance Awards shall be deemed to have been fully vested and

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earned under this Section 6.3 based upon the greater of (1) an assumed achievement of all relevant performance goals at the “target” level or (2) the actual level of achievement of all relevant performance goals as of the Employee’s termination. Neither Employee, his beneficiary nor estate shall be entitled to any severance benefits set forth in Section 7 if terminated pursuant to this section. In the event of the disability of Employee, the parties agree to comply with applicable federal and state law.

6.4Survival. The Confidential Information Agreement described in Section 8 hereof and attached hereto as Schedule B shall survive the termination of this Agreement.

7.Severance and Other Rights Relating to Termination and Change of Control.

7.1Termination of Agreement Pursuant to Section 6.1(b) or Section 6.2(c). If Employee terminates Employee’s employment with Good Reason pursuant to Section 6.1(b) before the Termination Date or if the Company terminates Employee’s employment without Cause pursuant to Section 6.2(c) before the Termination Date, subject to the conditions described in Section 2 above, the Company will provide Employee the following payments and other benefits:

(a)(i) salary continuation through December 31, 2018 at Employee’s Base Salary, which shall commence on the first payroll date which is on or immediately follows the 30th day following the termination of Employee’s employment, (ii) any accrued but unpaid Base Salary as of the termination date; and (iii) any accrued but unpaid bonus, including without limitation any performance-based bonus, as of the termination date, all on the same terms and at the same times as would have applied had Employee’s employment not terminated; provided, that if at the end of the applicable period within which Employee’s employment was terminated a target bonus, or any other performance-based bonus, is paid to other senior executives, a pro-rata target or other performance-based bonus shall also be paid to Employee at the same time but no later than March 15 of the following year.

(b)If Employee elects COBRA coverage for health and/or dental insurance in a timely manner, the Company shall pay the monthly premium payments for such timely elected coverage (consistent with what was in place at the date of termination) when each premium is due until the earlier of: (i) December 31, 2018; (ii) the date Employee obtains new employment which offers health and/or dental insurance that is reasonably comparable to that offered by the Company; or (iii) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA. Thereafter, health and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent Employee timely pays the premium payments himself.

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(c)The Equity Awards shall be treated under in accordance with Section 3.4 above as though Employee remained employed under this Agreement through December 31, 2018.

7.2Change of Control.

(a)“Change of Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group acting in concert, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any 12-month period, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(b)Acceleration of Vesting of Equity Awards. Upon a Change of Control during the Transition Term, the time vesting and exercisability of one hundred percent (100%) of the Equity Awards shall immediately accelerate, and all Performance Award shall be deemed to have been fully vested and earned as of the Change of Control based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals as of the Change of Control. Employee will be entitled to exercise such vested equity awards in accordance with the applicable grant agreements.

7.3No Severance Benefits. Employee is not entitled to any severance benefits if this Agreement is terminated pursuant to Section 6.1(a) or Section 6.2(a) of this

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Agreement; provided however, Employee shall be entitled to (i) Base Salary prorated through the effective date of such termination; (ii) bonuses which have been earned and for which the payment date occurs prior to the effective date of such termination; and (iii) medical coverage and other benefits required by law and plans (as provided in Section 7.4, below).

7.4Benefits Required by Law and Plans: PTO Pay. In the event of the termination of Employee’s employment, Employee will be entitled to medical and other insurance coverage, if any, as is required by law and, to the extent not inconsistent with this Agreement, to receive such additional benefits as Employee may be entitled under the express terms of applicable benefit plans (other than bonus or severance plans) of the Company, its subsidiaries and Affiliates.

7.5409A Compliance. Notwithstanding anything in this Section 7 to the contrary, to the extent that any payments under this Section 7 are considered deferred compensation subject to Section 409A of the Internal Revenue Code, such payments shall not be paid for six months following the Employee’s separation from service (if, and only to the extent, applicable and required for compliance with Section 409A). To the extent that any payment is delayed pursuant to this subsection, it shall be paid on the first day after the end of such required period.

8.Restrictions.

8.1The Confidential Information Agreement. Employee will enter into and comply with the terms of the Non-Disclosure and Invention Agreement in substantially the form attached hereto as Schedule B (the “Confidential Information Agreement”).

8.2Agreement Not to Compete. In consideration for all of the payments and benefits that may become due to Employee under this Agreement, Employee agrees that during the Transition Term and for a period of eighteen (18) months after the Transition Term, he will not, directly or indirectly, on his own behalf or on behalf of any other person or entity, without the prior written consent of the CEO, (a) provide services to a Competing Entity in a role in which Employee’s knowledge of Confidential Information is likely to affect Employee’s decisions or actions for the Competing Entity to the detriment of the Company; or (b) solicit or seek to divert the business of any Restricted Customer by offering Competitive Products or Services to such Restricted Customer in the Restricted Area. Employee acknowledges that in his position with the Company, he has had and will have access to Confidential Information about all aspects of the Company that would be of significant value to the Company’s competitors.

8.3Additional Definitions.

(a)“Competing Entity” means any person or entity engaged in the development, design, manufacture, marketing, distribution or sale of Competitive Products or Services.

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(b)“Competitive Products or Services” means products and/or services of the type the Company provided or offered, or was in the process of researching or developing, at any time during the previous twelve (12) months (if during the Transition Term) or during the twelve (12) months immediately preceding the end of the Transition Term (if after the Transition Term). “Competitive Products or Services” does not include any product or service that the Company no longer provides and does not intend to provide in the following twelve (12)-month period.

(c)“Confidential Information” means all information regarding the Company or the Company’s activities, business or clients that is possessed by or developed for the Company, which information is not reasonably knowable by the Company’s competitors or by the general public through lawful means, and which information the Company treats as confidential. Confidential Information shall include, without limitation, products and product development information, systems, business methods and plans, operations, programs, procedures, research, databases, manuals, guides (as periodically updated or supplemented), confidential reports and communications (including, without limitation, customer information, technical information on the performance and reliability of the Company’s products and the development or acquisition of future products or product enhancements by the Company), production processes, business processes, marketing techniques and information, mailing lists, supplier and other purchasing information, price lists, pricing policies, quoting procedures, projects, plans, proposals, financial information, budgets, technical information regarding the Company’s products or services, source code, object code, information concerning Company techniques for use and integration of its products, current and future development and expansion or contraction plans of the Company, sale or acquisition plans and contacts, customer and prospect names and requirements, customer data, customer information, lists of customers and suppliers, other materials or information relating to the manner in which the Company does business as well as the nature and type of the services rendered by the Company and the fees paid by the Company’s customers, and any information and materials received by the Company from third parties in confidence (or subject to non-disclosure covenants).

(d)“Customer” means any individual or entity for whom the Company has provided products or services, or made a proposal to perform services or provide products, at any time during the most recent twelve (12) months (if during the Transition Term) or at any time during the twelve (12) months immediately preceding the end of the Transition Term (if after the Transition Term).

(e)“Restricted Customer” means any Customer (i) about whom Employee had access to information or goodwill as a normal part of Employee’s job performance that would assist in solicitation of such Customer, or (ii) with

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whom Employee personally dealt on behalf of the Company at any time during the previous twelve (12) months (if during the Transition Term) or at any time during the twelve (12) months immediately preceding the end of the Transition Term (if after the Transition Term).

(f)“Restricted Area” means any geographic location where if Employee were to provide any Competitive Products or Services for a Competing Entity in such a location, the effect of such performance would be competitive to the Company.

(g)“Restricted Employee” means an employee of the Company (i) with whom Employee has or had a relationship from working together at the Company that could be exploited by Employee to persuade the employee to leave his or her employment with the Company, and (ii) who has Confidential Information acquired as a result of his or her employment by the Company that could cause the Company damage or harm if he or she were to accept employment with a Competing Entity or to provide Competitive Products or Services on behalf of himself/herself, any other person, or any entity other than the Company.

8.4Reasonable Restrictions On Competition Are Necessary. Employee acknowledges that reasonable restrictions on competition are necessary to protect the interests of the Company. Employee also acknowledges that he has certain skills necessary to the success of the Company, and that the Company has provided and will provide to him certain Confidential Information that it would not otherwise provide because he has agreed not to compete with the business of the Company as set forth in this Agreement.

8.5Restrictions Against Solicitation of Restricted Employees. Employee further covenants and agrees that during the Transition Term and for a period of eighteen (18) months following the Transition Term, he will not, except with the prior consent of the Company’s Chief Executive Officer, directly or indirectly, solicit or endeavor to cause any Restricted Employee to leave his or her employment with the Company to either: (a) accept employment with or work as an independent contractor or consultant to a Competing Entity in a role in which the Restricted Employee would be able to use Confidential Information acquired as a result of his or her employment with the Company to the Company’s detriment; or (b) provide Competitive Products or Services on behalf of himself/herself, any other person, or any entity other than the Company in the Restricted Area. Nothing in this Section 8.5 prohibits an employee of the Company who is not a party to this Agreement from becoming employed by another organization or person; it solely prohibits solicitation by Employee as set forth herein.

8.6Affiliates. For purposes of this Section 8, the term “Company” will be deemed to include the Company and its Affiliates.

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8.7Ability to Obtain Other Employment. Employee hereby represents that his experience and capabilities are such that in the event his employment with the Company is terminated, he will be able to obtain employment if he so chooses during the period of noncompetition following the termination of employment described above without violating the terms of this Agreement, and that the enforcement of this Agreement by injunction, as described below, will not prevent him from becoming so employed. To assist Employee in obtaining subsequent employment, the Company agrees to respond within 3 business days to any request of Employee as to whether a new position would be viewed by the Company as violation of the restrictions in this Agreement.

8.8Injunctive Relief. Employee understands and agrees that if he violates any provision of this Section 8, then in any suit that the Company may bring for that violation, an order may be made enjoining him from such violation, and an order to that effect may be made pending litigation or as a final determination of the litigation. Employee further agrees that the Company’s application for an injunction will be without prejudice to any other right of action that may accrue to the Company by reason of the breach of this Section 8.

8.9Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Section 8 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.10Section 8 Survives Termination. The provisions of this Section 8 will survive termination of this Agreement and the termination of the Employee’s employment. Employee understands that his obligations under this Section 8 will continue in accordance with its express terms regardless of any changes in title, position, duties, salary, compensation or benefits or other terms and conditions of employment. The Company will have the right to assign Employee’s obligations under this Section 8 to its affiliates, successors and assigns. Employee expressly consents to be bound by the provisions of this Section 8 for the benefit of the Company or any parent, subsidiary or affiliate to whose employ Employee may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

9.Arbitration. Unless other arrangements are agreed to by Employee and the Company, any disputes arising under or in connection with this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, will be resolved by binding arbitration to be conducted pursuant to the Agreement for Arbitration Procedure of Certain Employment Disputes attached as Schedule C hereof.

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10.Assignments: Transfers: Effect of Merger. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company. This Agreement will not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder in a writing promptly delivered to the Employee. This Agreement will inure to the benefit of, and be enforceable by or against, Employee or Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees. None of Employee’s rights or obligations under this Agreement may be assigned or transferred by Employee other than Employee’s rights to compensation and benefits, which may be transferred only by will or operation of law. If Employee should die while any amounts or benefits have been accrued by Employee but not yet paid as of the date of Employee’s death and which would be payable to Employee hereunder had Employee continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no such person is so appointed, to Employee’s estate.

11.No Set-off. No Mitigation Required. Except as expressly provided otherwise in this Agreement, the obligation of the Company to make any payments provided for hereunder and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event will Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts will not be reduced (except as otherwise specifically provided herein) whether or not Employee obtains other employment.

12.Taxes. The Company shall have the right to deduct from any payments made pursuant to this Agreement any and all federal, state, and local taxes or other amounts required by law to be withheld.

13.409A Compliance. The intent of Employee and the Company is that the severance and other benefits payable to Employee under this Agreement not be deemed “deferred compensation” under, or otherwise fail to comply with, Section 409A of the Internal Revenue Code. Employee and the Company agree to use reasonable best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the imposition of penalties or additional taxes under Section 409A of the Internal Revenue Code; provided, however, any such amendment will provide Employee substantially equivalent

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economic payments and benefits as set forth herein and will not in the aggregate, materially increase the cost to, or liability of, the Company hereunder.

14.Miscellaneous. No amendment, modification or waiver of any provisions of this Agreement or consent to any departure thereof shall be effective unless in writing signed by the party against whom it is sought to be enforced. This Agreement contains the entire Agreement that exists between Employee and the Company with respect to the subjects herein contained and replaces and supersedes all prior agreements, oral or written, between the Company and Employee with respect to the subjects herein contained, including the Employment Agreement. Nothing herein shall affect any terms in the Confidential Information Agreement or the Agreement for Arbitration Procedure of Certain Employment Disputes (except as and to the extent expressly provided herein). If any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall remain in full force and effect. Each section is intended to be a severable and independent section within this Agreement. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement is made in the State of Wisconsin and shall be governed by and construed in accordance with the laws of said State.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. All notices and all other communications provided for in this Agreement shall be in writing and shall be considered duly given upon personal delivery, delivery by nationally reputable overnight courier, or on the third business day after mailing from within the United States by first class certified or registered mail, return receipt requested, postage prepaid, all addressed to the address set forth below each party’s signature. Any party may change its address by furnishing notice of its new address to the other party in writing in accordance herewith, except that any notice of change of address shall be effective only upon receipt.

The parties hereto have executed this Employee Transition Agreement as of the Effective Date.

Exact Sciences Corporation (“Company”)

By:

Maneesh Arora (“Employee”)Name:  Kevin Conroy

Title: Chairman and CEO

Notice Address:Notice Address:

441 Charmany Drive

Madison, WI 53719

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Schedule A

WAIVER AND RELEASE AGREEMENT

1.General Release and Waiver of Claims.

(a)In consideration for your eligibility to receive the compensation and benefits set forth in the Employee Transition Agreement (the “Transition Agreement”) between Exact Sciences Corporation (“Exact,” together with its affiliated companies and any and all of their respective predecessors, successors, assigns, subsidiaries, parents, affiliates, divisions, branches, related entities, and present and former officers, directors, employees, stockholders, and agents, the “Exact Releasees”) and Maneesh Arora (“you”), you, on behalf of yourself and your successors and assigns (together, the “Releasing Parties”), specifically, irrevocably, unconditionally, and fully and forever waive, release, and discharge the Exact Releasees from any and all manner of claims, debts, demands, damages, liabilities, and causes of action, whether known or unknown, from the beginning of time through the date of your execution of this Waiver and Release Agreement (“Release”), relating to or arising out of your employment relationship with Exact or the termination of that relationship (collectively, the “Released Claims”), including causes of action for libel, slander, breach of contract, detrimental reliance, impairment of economic opportunity, intentional infliction of emotional distress, or any other tort, and claims under federal, state, or local constitutions, statutes, regulations, ordinances, or common law, including (in each case as amended and including their implementing regulations): the Wisconsin Fair Employment Act; the Wisconsin Wage Claim and Payment Law; the Wisconsin Family and Medical Leave Law; the Wisconsin Personnel Records Statute; the Wisconsin Employment Peace Act; any other Wisconsin or other applicable law related to human rights, civil rights, employment, wages, or employee benefits; the Employee Retirement Income Security Act of 1974; the Civil Rights Acts of 1866, 1871, 1964, and 1991; the Age Discrimination in Employment Act of 1967, including the Older Workers Benefit Protection Act (the “ADEA”); the Rehabilitation Act of 1973; the Equal Pay Act of 1963; and the Americans with Disabilities Act of 1990.

(b)Notwithstanding the foregoing, the release granted under Section 1(a) above and the ADEA Release in Section 2 below specifically exclude:

(i)any rights to unemployment or disability benefits under applicable law;

(ii)any rights based on any violation of any federal, state, or local statutory or public policy entitlement that may not be waived under applicable law;

(iii)any rights to indemnification, advancement, or contribution; and

(iv)any claim that is based on any act or omission that occurs after the last date you deliver your signature on this Release to Exact.

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(c)In addition to the foregoing, nothing in this Release will prevent or prohibit you from filing a claim with a government agency, such as the U.S. Securities and Exchange Commission or Equal Employment Opportunity Commission, which is responsible for enforcing a law on behalf of the government.

2.Your Specific Release and Waiver of ADEA Claims.

(a)In further consideration for your eligibility to receive the compensation and benefits under the Transition Agreement, the Releasing Parties specifically, irrevocably, unconditionally, and fully and forever waive, release, and discharge the Exact Releasees from any and all Released Claims arising under the ADEA (the “ADEA Release”).

(b)You specifically acknowledge and confirm each of the following.

(i)This Release, including the ADEA Release, is written in a manner designed to be understood by you.

(ii)You have read this entire Release carefully and understand all of its terms.

(iii)This Release affects important rights and includes a release of all claims arising out of any alleged violations of your rights while employed with Exact, including any claims under the ADEA.

(iv)Because this Release affects important rights, you are advised to consult with an attorney of your choice before signing this Release.

(v)After having consulted with an attorney(s) (or declining Exact’s advice to seek a consultation), you knowingly, freely, and voluntarily assent to all of the terms of this Release, including the waiver, release, and covenants contained in it.

(vi)Exact has made no representations to you regarding your release and waiver other than those contained in this Release.

(vii)You are signing this Release, including the ADEA Release—on or within 21 days after the Effective Date (as defined in the Transition Agreement)—and then again on the Termination Date (as defined in the Transition Agreement)—in exchange for good and valuable consideration, in the form of your eligibility to receive compensation and benefits under the Transition Agreement, which you will not be entitled to if you do not sign (and not revoke) this Release on or within 21 days after the Effective Date and then again on the Termination Date.

(viii)You were given at least 21 days to consider this Release and consult with an attorney of your choice, although you may sign the Release sooner if desired.

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(ix)You have seven days after signing this Release to revoke the ADEA Release by delivering notice of revocation to Exact Sciences Corporation, Attn: General Counsel, 441 Charmany Drive, Madison, WI  53719, before the end of any such seven-day period. If your written notice of revocation is not actually received by Exact before the close of business (i.e., 5:00 p.m., CST) on the seventh calendar day after the day you sign this Release and deliver your signature to Exact, then there will be no revocation and your ADEA Release will become fully effective and enforceable. If you revoke the ADEA Release, Exact will have the option of treating the Transition Agreement as null and void in its entirety.

(x)The ADEA Release does not apply to rights and claims that may arise after you sign this Release.

(c)This Release will become effective and enforceable immediately once you sign and deliver it to Exact; provided, however, that the ADEA Release will become effective and enforceable on the first business day after the expiration of any seven-day revocation period for the ADEA Release (the “ADEA Release Effective Date”), provided you have not revoked the ADEA Release in accordance with this Section 2.

3.No Admission. Nothing in this Release constitutes an admission of liability by the Exact Releasees or you concerning any aspect of your employment with or separation from Exact.

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ACCEPTANCE

yOU MUST SIGN THIS release oN or within 21 days after the effective Date (and then again on the Termination Date).

By signing this RELEASE BELOw, you are acknowledging that you (1) have carefully read every term of this release and (2) fully understand every term of this release.

You are also agreeing to every term of this release by signing this release BELOW.

MANEESH ARORAMANEESH ARORA

(EFFECTIVE DATE EXECUTION)(TERMINATION DATE EXECUTION)

By:By:

Date:Date:

EXACT SCIENCES CORPORATION

By:

Name:Scott Coward

Title:Senior Vice President, General Counsel and Secretary

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Schedule B

Employee Confidentiality and Assignment Agreement

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Schedule C

Agreement for Arbitration Procedure of Certain Employment Disputes

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